Exhibit 3.90

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:00 PM 10/01/2012
FILED 12:00 PM 10/01/2012
SRV 121085178 - 5221581 FILE

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

First:  The name of the limited liability company is Cypress Energy Partners - Orla SWD, LLC

Second:  The address of its registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington.  Zip code 19801.  The name of its Registered agent at such address is The Corporation Trust Company

Third:  (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

Fourth:  (insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 28th day of September 2012.

By:	/s/ AMANDA LOVELACE
Authorized Person (s)

Name:	Amanda Lovelace
Organizer